Filed Pursuant to Rule 433
Registration Statement No. 333-166301

SLM FUNDING LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS SLM FUNDING LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT SLM FUNDING LLC AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV. ALTERNATIVELY, SLM FUNDING LLC, ANY UNDERWRITER OR DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1-800-321-7179.

Free-Writing Prospectus

$824,000,000
SLM Student Loan Trust 2012-2
Issuing Entity
SLM Funding LLC
Depositor
Sallie Mae, Inc.
Sponsor, Servicer and Administrator
Student Loan-Backed Notes

On or about March 15, 2012, the trust will issue:

Class	Principal	Interest Rate	Maturity
Floating Rate Class A Notes	$ 799,000,000	1-month LIBOR plus 0.70%	January 25, 2029
Floating Rate Class B Notes	$ 25,000,000	1-month LIBOR plus 0.95%	April 25, 2044

The trust will make payments primarily from collections on a pool of FFELP student loans.  Interest and principal on the notes will be payable monthly on the 25th day (or if such day is not a business day, the next business day) of each calendar month, beginning in May 2012.  In general, the trust will pay principal to the class A notes until paid in full, and then to the class B notes until paid in full.  Interest on the class B notes will be subordinate to interest on the class A notes and principal on the class B notes will be subordinate to both principal and interest on the class A notes.  Credit enhancement for the notes consists of excess interest on the trust student loans, subordination of the class B notes to the class A notes, overcollateralization and the reserve account.  In addition, the trust will deposit funds, on the closing date, into the capitalized interest account.  These funds will be available only for a limited period of time.  The interest rates on the notes will be determined by reference to LIBOR.  A description of how LIBOR is determined appears under “Additional Information Regarding the Notes—Determination of Indices—LIBOR” in the base prospectus.

We are offering the notes through the underwriters at the prices shown below when and if issued.

We are not offering the notes in any state or other jurisdiction where the offer is prohibited.

This document constitutes a “free-writing prospectus” within the meaning of Rule 405 under the Securities Act of 1933, as amended.

The notes are asset-backed securities issued by and are obligations of the issuing entity, which is a trust.  They are not obligations of or interests in SLM Corporation, the sponsor, administrator, servicer, depositor, any seller, any underwriter or any of their affiliates.

The notes are not guaranteed or insured by the United States or any governmental agency.

______________ Joint Book-Runners
Barclays Capital	RBC Capital Markets
_______________ Co-Manager RBS _____________ March 6, 2012

The Information in this Free-Writing Prospectus

The information contained herein refers to and supplements certain of the information contained in the Prospectus Supplement, dated March 6, 2012 (the “prospectus supplement”).  Capitalized terms not defined herein shall have the meanings ascribed to such terms in the prospectus supplement.

Ratings of the Notes

It is a condition to the issuance and sale of the class A notes that they be rated in the highest investment rating category by Moody’s Investors Service, Inc. (“Moody’s”) and Fitch, Inc., also known as Fitch Ratings (“Fitch”).  It is a condition to the issuance and sale of the class B notes that they be rated in one of three highest investment rating categories by Moody’s and Fitch. A rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency.

A rating addresses only the likelihood of the timely payment of stated interest and the payment of principal at final maturity, and does not address the timing or likelihood of principal distributions prior to final maturity.

SLM Student Loan Trust 2012-2
Issuing Entity

$799,000,000 Floating Rate Class A Student Loan-Backed Notes
$25,000,000 Floating Rate Class B Student Loan-Backed Notes

SLM Funding LLC
Depositor

Sallie Mae, Inc.
Sponsor, Servicer and Administrator
_____________

Joint Book-Runners

Barclays Capital
RBC Capital Markets
_____________

Co-Manager

RBS
_____________

March 6, 2012